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                                                                 EXHIBIT 4(a)

                              SECRETARIAL CERTIFICATION
                                  BOARD OF DIRECTORS
                              TCF FINANCIAL CORPORATION
                                   OCTOBER 20, 1997

                             RE: SHAREHOLDER RIGHTS PLAN

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Following discussion, and upon motion duly made, seconded and carried, the following resolutions were adopted:

     WHEREAS, the Corporation has maintained a Shareholder Rights Plan dated as of May 23, 1989 (the "Plan"); and

     WHEREAS, the Board of Directors of the Corporation desires to amend the Plan in contemplation of the declaration of a 100% stock dividend which would be payable on the common stock, $.01 par value of the Corporation (the "Common Stock") in November 1997 (the "Stock Dividend");

     NOW, THEREFORE, BE IT HEREBY:

     RESOLVED, that an amendment to the Plan substantially in the form of Exhibit A hereto is hereby approved. Such amendment shall provide for an amendment to paragraph (b) of Section 7 of such Plan to read as follows:

     (b) The Purchase Price for each one one-hundreth of a Preferred Share pursuant to the exercise of a Right shall be $180.00 until November 30, 1997, and thereafter shall be $90.00, subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph
     (c) below.

     FURTHER, RESOLVED, that William A. Cooper, Lynn A. Nagorske and Gregory J. Pulles, and each of them, whether acting alone or with the Secretary (the "Authorized Officers") shall be and they hereby are authorized, empowered and directed to execute and deliver such documents and take such actions and to advance funds and to pay such costs and expenses as may be necessary or appropriate, in the judgment of such Authorized Officer, in order to carry out the purposes and intents of these resolutions.

     FURTHER RESOLVED, that any person dealing with any of the Authorized Officers in connection with any of the foregoing matters shall be conclusively entitled to rely upon the authority of such Authorized Officer and upon their execution of any document, agreement or instrument, the same shall be the valid and binding obligations of the Corporation, enforceable in accordance with its terms.

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     FURTHER RESOLVED, that all of the acts and doings of an Authorized Officer, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intents of these resolutions, shall be and the same are hereby in all respects ratified, approved and confirmed.


     I, Gregory J. Pulles, Secretary of TCF Financial Corporation do hereby certify that the foregoing is a true and correct copy of excerpt of minutes of the Board of Directors Meeting of TCF Financial Corporation held on October 20, 1997, and that the minutes have not been modified or rescinded as of the date hereof.

(Corporate Seal)


Dated:  March 19, 1998             /s/ Gregory J. Pulles
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                                   Gregory J. Pulles